GEORGIA-PACIFIC CORPORATION
                          OUTSIDE DIRECTORS STOCK PLAN

                                AMENDMENT NO. 2


     THIS AMENDMENT to the Georgia-Pacific Corporation Outside Directors Stock Plan (the "Plan"), approved by the Board of Directors of Georgia-Pacific Corporation (the "Board") and effective as stated below;

                              W I T N E S S E T H:

     WHEREAS, the Plan was originally adopted by resolution of the Board dated March 17, 1995 and was approved by the shareholders of Georgia-Pacific Corporation at their meeting on May 2, 1995, and Amendment No. 1 to the Plan was adopted by resolution of the Board dated February 4, 1997 and approved by the shareholders on May 6, 1997;

     WHEREAS, pursuant to Section 4.6 of the Plan, the Board has retained the right to amend or terminate the Plan at any time, subject to certain restrictions stated in the Plan, which the Board has determined are not applicable to this amendment;

     WHEREAS, the Board now desires to amend the Plan to reflect its intent to provide for prorated grants to Outside Directors elected to the Board after the annual grant date for a calendar year specified in Section 3.2 of the Plan, and to modify the Plan to reflect the effects of the Letter Stock Transaction approved by the Board on September 16, 1997 and by the shareholders on December 16, 1997; and

     WHEREAS, the Board has determined that under the terms of the Plan, such amendments will not require shareholder approval;

     NOW, THEREFORE, in consideration of the premises, the Board hereby amends the Plan as follows, effective as stated below:

     1. The Plan is amended by restating Section 2.7 in its entirety as follows:

          "2.7.     Stock.

          "(a) Prior to December 17, 1997. Prior to December 17, 1997, the term "Stock" shall mean G-P common stock, par value $0.80.

          "(b) On and After December 17, 1997. On and after December 17, 1997, the term "Stock" shall refer to the each of the two classes of common stock issued by G-P, viz. Georgia-Pacific Corporation - Georgia-Pacific Group Common Stock, par value $0.80 ('Group Stock') and Georgia-Pacific Corporation - Timber Group Common Stock, par value $0.80 (`Timber Stock').'

     2. The Plan is amended by restating Section 3.1 in its entirety as follows:

          "3.1.     Available Shares.   G-P shall make 200,000 shares of
Stock (as defined prior to December 17, 1997) available for Stock grants under this Plan from G-P's authorized but unissued Stock; provided, however, that as a consequence of the approval of the Letter Stock Transaction by the shareholders on December 16, 1997, on and after December 17, 1998, the available shares shall consist of 200,000 shares of Group Stock and 200,000 shares of Timber Stock.

     3. The Plan is amended by restating Section 3.2 in its entirety as follows:

          "3.2.     Annual Grants.
          "(a) May 3, 1995. Each person who is an Outside Director on May 3, 1995 shall be granted 200 shares of Stock subject to the terms and conditions set forth in this Plan.

          "(b) May 15, 1996.  Each person who is an Outside Director on
May 15, 1996 shall be granted a number of shares of Stock subject to the terms and conditions set forth in this Plan, which number shall be determined by dividing $15,000 by the Market Price of a share of Stock on such date and rounding the resulting number to the nearest whole share of Stock.

          "(c) May 15, 1997. Each person who is an Outside Director on May 15, 1997 shall be granted a number of shares of Stock subject to the terms and conditions set forth in this Plan, which number shall be determined by dividing $40,000 by the Market Price of a share of Stock on such date and rounding the resulting number to the nearest whole share of Stock.

          "(d) May 15, 1998 and thereafter. Each person who is an Outside Director on May 15, 1998 or on May 15 of any subsequent year shall (so long as a sufficient number of shares of Group Stock and Timber Stock remain available for grants under Section 3.1) be granted a number of shares of Group Stock and an equal number of shares of Timber Stock subject to the terms and conditions set forth in this Plan, which number shall be determined by dividing $40,000 by the sum of the Market Prices of a share of Group Stock and a share of Timber Stock on such date and rounding the resulting number to the nearest whole share."

     4.   The Plan is amended (i) by redesignating Section 3.2 (as amended in
Section 2 of this Amendment) as subsection (a) of Section 3.2 and subsections
(a) through (d) of Section 3.2 as paragraphs (i) through (iv) of subsection (a), respectively, (ii) by adding the following new subsection (b) at the end of
Section 3.2 and (iii) by changing the title of the amended Section 3.2 to "Grants":
          "(b) Prorated Grants.    If in any calendar year, a
person is initially elected as an Outside Director after May 15 of such year but prior to May 1 of the next following calendar year, he or she shall be granted a prorated grant of Group Stock and Timber Stock (so long as a sufficient number of shares of Stock remain available for grants under
Section 3.1). Stock granted under this Section 3.2(b) shall be subject to the terms and conditions of this Plan. The number of shares of Group Stock and of Timber Stock in any prorated grant shall be determined as follows:

          "(i) Proration. Multiply $40,000 by a fraction, the numerator of which is the number of complete calendar months (if any) in the period commencing on the date the Outside Director was elected to the Board and ending on April 30 of the next following calendar year, and the denominator of which is 12.

          "(ii)     Number of Shares.  Divide the result in paragraph (i) by the sum of the Market Prices of a share of Group Stock and a share of Timber Stock on the later of the date the Outside Director is initially elected to the Board and July 30, 1998 (the "Stock Price Date"), and round the resulting number to the nearest whole share.

     "Prorated grants under this Section 3.2(b) shall be effective as of the Stock Price Date for such grant as defined in Section 3.2 (b)(ii)."

     5. Upon adoption by the Board, this amendment shall be effective from and after the dates indicated below with respect to the specified amendment sections:

Amendment Section(s)     Effective Date

   1-3                   December 17, 1997
     4                   July 30, 1998

Except as hereinabove and heretofore amended and modified, the Plan as originally adopted shal remain in full force and effect.